BioSculpture Technology, Inc. – Stock Option Plan

Exhibit A to the

Notice of Grant of Stock Option

BIOSCULPTURE TECHNOLOGY, INC.

2011 STOCK OPTION/STOCK ISSUANCE PLAN

ARTICLE I

GENERAL PROVISIONS

1.	PURPOSE

This 2011 Stock Option/Stock Issuance Plan is intended to promote the interests of BioSculpture Technology, Inc. (“BST”) by providing eligible individuals who are responsible for the management, growth and financial success of BST or who otherwise render valuable services to BST with the opportunity to acquire a proprietary interest, or increase their proprietary interest, in BST and thereby encourage them to remain in the service of BST.

Capitalized terms used herein shall have the meanings ascribed to such terms in Section 6 of this Article I.

2.	STRUCTURE OF THE PLAN

The Plan shall be divided into two separate components: the Option Grant Plan specified in Article II and the Stock Issuance Plan specified in Article III. The provisions of Articles I and IV of the Plan shall apply to both the Option Grant Plan and the Stock Issuance Plan and shall accordingly govern the interests of all individuals in the Plan.

3.	ADMINISTRATION OF THE PLAN

(a) The Plan shall be administered by the Board. The Board at any time may appoint a committee and delegate to such committee some or all of the administrative powers allocated to the Board pursuant to the provisions of the Plan. Members of such committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board at any time may terminate the functions of such committee and reassume all powers and authority previously delegated to such committee.

(b) The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper plan administration and to make such determinations under, and issue such interpretations of, the Plan and any outstanding option grants or share issuances as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option or share issuance.

4.	OPTION GRANTS AND SHARE ISSUANCES

(a) The persons eligible to receive option grants pursuant to the Option Grant Plan (each an “Optionee”) and/or share issuances under the Stock Issuance Plan (each a “Participant”) are limited to the following:

(1) key employees (including officers and directors) of BST (or its Parent or Subsidiary of BST, if any) who render services that contribute to the success and growth of BST (or its Parent or Subsidiary of BST), or that reasonably may be anticipated to contribute to the future success and growth of BST (or its Parent or Subsidiary of BST);

(2) the non-employee members of the Board or the non-employee members of the Board of Directors of any Parent or Subsidiary of BST; and

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(3) those consultants or independent contractors who provide valuable services to BST (or its Parent or Subsidiary of BST, if any).

(b) The Plan Administrator shall have full authority to determine: (i) with respect to the option grants made under the Plan, which eligible individuals are to receive option grants, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times at which each granted option is to become exercisable and the maximum term for which the option may remain outstanding, and (ii) with respect to share issuances under the Stock Issuance Plan, the number of shares to be issued to each Participant, the vesting schedule (if any) to be applicable to the issued shares, and the consideration to be paid by the individual for such shares.

(c) The Plan Administrator shall have the absolute discretion either to grant options in accordance with Article II of the Plan or to effect share issuances in accordance with Article III of the Plan.

5.	STOCK SUBJECT TO THE PLAN

(a) The stock issuable under the Plan shall be shares of BST’s authorized but unissued or reacquired Common Stock (the “Common Stock”). The maximum number of shares that may be issued over the term of the Plan shall not exceed eight hundred seventy-two thousand six hundred eighty-eight (872,688) shares of Common Stock. The total number of shares issuable under the Plan shall be subject to adjustment from time to time in accordance with the provisions of Section 5(c).

(b) Shares subject to (i) the portion of one or more outstanding options that are not exercised or surrendered prior to expiration or termination and (ii) outstanding options canceled in accordance with the cancellation-regrant provisions of Section 5 of Article II will be available for subsequent option grants or stock issuances under the Plan. Shares issued under either the Option Grant Plan or the Stock Issuance Plan (whether as vested or unvested shares) that are repurchased by BST shall not be available for subsequent option grants or stock issuances under the Plan.

(c) In the event any change is made to the Common Stock issuable under the Plan by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the aggregate number and/or class of shares issuable under the Plan and (ii) the aggregate number and/or class of shares and the option price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

(d) Common Stock issuable under the Plan, whether under the Option Grant Plan or the Stock Issuance Plan, may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Plan Administrator.

(e) It is the intention o BST that, if any of BST’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), this Plan shall comply in all respects with Rule 16b-3 under the 1934 Act. If any Plan provision is later found not to be in compliance with such Section, the provision shall be deemed null and void, and in all events this Plan shall be construed in favor of it meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers and directors subject to Section 16(b) of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants.

6.	DEFINITIONS

The following definitions shall apply to the respective capitalized terms used herein:

Board means the Board of Directors of BST.

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Code means the Internal Revenue Code of 1986, as amended.

Corporation or BST means BioSculpture Technology, Inc. a Delaware corporation.

Corporate Transaction means one or more of the following transactions:

(a) a merger or consolidation in which BST is not the surviving entity, except for a transaction the principal purpose of which is to change the state of incorporation of BST;

(b) any reverse merger in which BST is the surviving entity but in which fifty percent (50%) or more of BST’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(c) the sale, transfer or other disposition of all or substantially all of the assets of BST or

(d) means the acquisition of fifty percent (50%) or more of BST’s outstanding voting stock by a person or group of related persons other than BST, a person that directly or indirectly controls, is controlled by or is under common control with BST, or any existing shareholder of BST as of the date of the adoption of the Plan by such shareholders.

Employee means an individual who is in the employ of BST or one or more Parent or Subsidiary Bests. An optionee shall be considered to be an Employee for so long as such individual remains in the employ of BST or one or more Parent or Subsidiary of BST, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Exercise Date shall be the date on which written notice of the exercise of an outstanding option under the Plan is delivered to BST. Such exercise shall be effected pursuant to a stock purchase agreement incorporating any repurchase rights or first refusal rights retained by BST with respect to the Common Stock purchased under the option.

Fair Market Value of a share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(a) If the Common Stock is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, or if the Plan Administrator determines that the valuation provisions of subsections (b) and (c) below will not result in a true and accurate valuation of the Common Stock, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate under the circumstances.

(b) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value for the exercise price shall be fixed at the mean between the highest bid and the lowest asked prices, or if such information is available, the closing selling price per share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ National Market System or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on the date in question, then highest bid prices (or closing selling price) on the last preceding date for which such quotations exist shall be determinative of Fair Market Value.

(c) If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

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Incentive Option means an incentive stock option that satisfies the requirements of Section 422 of the Code.

Non-Statutory Option means an option not intended to meet the statutory requirements prescribed for an Incentive Option.

Parent corporation means any corporation (other than BST) in an unbroken chain of corporations ending with BST, provided each such corporation in the unbroken chain (other than BST) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Permanent Disability means the inability of an individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expect to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

Plan means this 2011 Stock Option/Stock Issuance Plan.

Plan Administrator means the Board or a committee thereof, to the extent such committee is responsible for plan administration in accordance with Article I, Section 3.

Service means the performance of services for BST or one or more Parent or Subsidiary of BST by an individual in the capacity of an Employee, a non-employee member of the Board of Directors or an independent consultant or advisor, unless a different meaning is specified in the option agreement evidencing the option grant, the purchase agreement evidencing the purchased option shares or the issuance agreement evidencing any direct stock issuance. An optionee shall be deemed to remain in Service for so long as such individual renders services to the BST or any Parent or Subsidiary of BST on a periodic basis in the capacity of an Employee, a non-employee member of the Board of Directors or an independent consultant or advisor. Such service in the capacity of an Employee, a non-employee member of the Board of Directors or an independent consultant or advisor is non delegable and non-assignable.

Subsidiary corporation means each corporation (other than BST) in an unbroken chain of corporations beginning with BST, provided each such corporation (other than the last BST) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Ten Percent Shareholder means the owner of stock (as determined under Section 424(d) of the Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of BST or any Parent or Subsidiary of BST.

ARTICLE II

OPTION GRANT PLAN

1.	TERMS AND CONDITIONS OF OPTIONS

Options granted pursuant to the Plan shall be authorized by action of the Plan Administrator and, at the discretion of the Plan Administrator, may be either Incentive Options or Non-Statutory Options. Each granted option shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided, that each such instrument shall comply with and incorporate the terms and conditions specified below. In addition, each instrument evidencing an Incentive Option shall be subject to the applicable provisions of Section 2 of this Article II.

(a) Option Price.

(1) The option price per share shall be fixed by the Plan Administrator.

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(2) The option price shall become immediately due upon exercise of the option, and subject to the provisions of Article IV, Section 2, shall be payable in cash or check drawn to BST’s order. Should BST’s outstanding Common Stock be registered under Section 12(g) of the 1934 Act at the time the option is exercised, then the option price may also be paid as follows:

(A) in shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to BST’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(B) through a special sale and remittance procedure pursuant to which the Optionee is to (i) provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to BST, out of the sale proceeds, an amount sufficient to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by BST by reason of such purchase and (ii) concurrently provide written directives to BST to deliver the certificates for the purchased shares directly to such brokerage firm in order to effect the sale transaction.

(C) At the wish of the option holder and consent of BST after any required holding period has elapsed, fully vested options may be exercised in a cashless manner by the holder to receive only the amount of common stock that could have been purchased with the profit that would have been made by exercise of the option and the sale of the underlying common stock at the highest prevailing market (bid) price for the amount of shares sold at the time of exercise.

(D) At the option of BST it may pay the cashless exerciser of that grant the difference between the option price and the current highest bid price offered by a market maker for that number of shares of common stock in BST rather than issue or sell the holder of that particular grant actual shares in BST.

(b) Term and Exercise of Options. Each option granted under the Plan shall be exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Plan Administrator and set forth in the notice of grant and stock option agreement evidencing such option. No option granted under the Plan, however, shall have a term in excess of ten (10) years from the grant date. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution following the Optionee’s death.

(c) Termination of Service.

(1) Should the Optionee cease to remain in Service for any reason (including death or Permanent Disability) while holding one or more outstanding options under the Plan, then except to the extent otherwise provided pursuant to Section 5 of this Article II, each such option shall remain exercisable for the limited period of time (not to exceed three (3) months after the date of such cessation of Service) specified by the Plan Administrator in the option agreement. In no event, however, shall any such option be exercisable after the specified expiration date of the option term. During such limited period of exercisability, the option may not be exercised for more than that number of shares (if any) for which such option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of such period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

(2) Any option granted to an Optionee under the Plan and exercisable in whole or in part on the date of the Optionee’s death may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. The maximum number of shares for which such option may be exercised shall be limited to the number of shares (if any) for which the option is exercisable on the date of the Optionee’s cessation of Service. Any such exercise of the option must be effected at the sooner of the specified expiration date of the option term or within three (3) months of the date of the Optionee’s death or by if sooner. Upon the occurrence of either such event, the option shall terminate and cease to be exercisable.

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(3) Notwithstanding subsections (1) and (2) above, the Plan Administrator shall have discretion, exercisable either at the time the option is granted or at the time the Optionee ceases Service, to allow one or more outstanding options held by the Optionee to be exercised, during the limited period of exercisability following the Optionee’s cessation of Service, not only with respect to the number of shares for which the option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more subsequent installments of purchasable shares for which the option otherwise would have become exercisable had such cessation of Service not occurred.

(4) Notwithstanding any provision of this Article II or any other provision of this Plan to the contrary, any options granted under this Plan shall terminate as of the date the Optionee ceases to be in the Service of BST if the Optionee was terminated for “cause” or could have been terminated for “cause.” If the Optionee has an employment or consulting agreement with BST, the term “cause” shall have the meaning given that term in such employment or consulting agreement. If the Optionee does not have an employment or consulting agreement with BST, or if such agreement does not define the term “cause,” the term “cause” shall mean: (A) misconduct or dishonesty that materially adversely affects BST, including without limitation (i) an act materially in conflict with the financial interests of BST, (ii) an act that could substantially damage the reputation or customer relations of BST, (iii) an act that could subject BST to material liability, (iv) an act constituting sexual harassment or other violation of the civil rights of coworkers, (v) failure to obey any lawful instruction of the Board or any officer of BST, and (vi) failure to comply with, or perform any duty required under, the terms of any confidentiality, inventions or non-competition agreement the Optionee may have with BST, or (B) acts constituting the unauthorized disclosure of any of the trade secrets or confidential information of BST, unfair competition with BST or the inducement of any customer of BST to breach any contract with BST. The right to exercise any option shall be suspended automatically during the pendency of any investigation by the Board or its designee, and/or any negotiations by the Board or its designee and the Optionee, regarding any actual or alleged act or omission by the Optionee of the type described in this section.

(d) Shareholder Rights. An Optionee shall have none of the rights of a shareholder with respect to any shares covered by the option until such Optionee shall have exercised the option and paid the option price.

(e) Repurchase Rights. The shares of Common Stock issued under the Plan shall be subject to certain repurchase rights of BST in accordance with the following provisions:

(1) (A) The Plan Administrator shall have the discretion to authorize the issuance of unvested shares of Common Stock under the Plan. Should the optionee cease Service or should BST consummate a Corporate Transaction while the optionee is holding such unvested shares, BST shall have the right to repurchase, at the option price paid per share, all or (at the discretion of BST and with the consent of the Optionee) any portion of such shares. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in an instrument evidencing such right.

(B) The repurchase right shall be assignable to any person or entity selected by BST, including one or more of BST’s shareholders. If the selected assignee is other than a Parent or Subsidiary of BST, however, then the assignee must make a cash payment to BST, upon the assignment of the repurchase right, in an amount equal to the amount by which the aggregate Fair Market Value of the unvested shares at the time subject to the assigned right exceeds the aggregate repurchase price payable for such unvested shares.

(C) Upon the occurrence of a Corporate Transaction, the Plan Administrator may, at its sole discretion, (i) terminate all or any outstanding repurchase rights under the Plan and thereby cause the shares subject to such rights to vest immediately in full, (ii) arrange for all or any of the repurchase rights to be assigned to the successor of BST (or parent thereof) in connection with the Corporate Transaction, or (iii) exercise BST’s right to repurchase any unvested shares contemporaneously with the consummation of the Corporate Transaction on the terms provided in the instrument pursuant to which such unvested shares were issued.

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(2) Until such time as BST’s outstanding shares of Common Stock are first registered under Section 12(g) of the 1934 Act, BST shall have a right of first refusal with respect to any proposed sale or other disposition by the Optionee (or any successor in interest by reason of purchase, gift or other mode of transfer) of any shares of Common Stock issued under the Plan. Such right of first refusal shall be exercisable by BST (or its assignees) in accordance with the terms and conditions established by the Plan Administrator and set forth in the instrument evidencing such right.

2.	INCENTIVE OPTIONS

The terms and conditions specified below shall be applicable to all Incentive Options granted under the Plan. Incentive Options may be granted only to individuals who are Employees. Options that are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the following terms and conditions.

(a) Option Price. The option price per share of the Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the grant date; provided, if the individual to whom the option is granted is at the time a Ten Percent Shareholder, then the option price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the grant date.

(b) Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of BST or any Parent or Subsidiary BST) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of one hundred thousand dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as Incentive Options under the Federal tax laws shall be applied on the basis of the order in which such options are granted.

(c) Option Term for Ten Percent Shareholder. No option granted to a Ten Percent Shareholder shall have a term in excess of five (5) years from the grant date.

Except as modified by the preceding provisions of this Section 2, all the provisions of the Plan shall be applicable to the Incentive Options granted hereunder.

3.	CORPORATE TRANSACTION

(a) In connection with any Corporate Transaction, the Plan Administrator, in its sole discretion, may (i) accelerate each or any outstanding option under the Plan so that each or any such option, immediately prior to the specified effective date for such Corporate Transaction, shall become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares, (ii) where BST is not the surviving entity of a Corporate Transaction, arrange for each or any outstanding option either to be assumed by the successor of BST or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor of BST or parent thereof, (iii) arrange for the option to be replaced by a comparable cash incentive plan of BST or the successor of BST based on the option spread (the amount by which the Fair Market Value of the shares of Common Stock subject at the time to the option exceeds the option price payable for such shares), or (iv) take none of the actions described in clauses (i), (ii) or (iii) above and allow the option to terminate as provided in Section 4(b) below. The determination of comparability under clauses (ii) and (iii) above shall be made solely by the Plan Administrator, and such determination shall be final, binding and conclusive.

(b) In the event of any Corporate Transaction, each option outstanding under the Plan shall terminate upon the consummation of such Corporate Transaction and cease to be exercisable, unless the Plan Administrator takes one of the actions set forth in Section 4(a) above.

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(c) If the outstanding options under the Plan are assumed by the successor of BST (or parent thereof) in a Corporate Transaction, or are otherwise to continue in effect following such Corporate Transaction, then each such assumed or continuing option, immediately after such Corporate Transaction, shall be appropriately adjusted to apply and pertain to the number and class of securities or other property that would have been issuable to the option holder, in consummation of the Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities or other property shall remain the same. In addition, the number and class of securities or other property available for issuance under the Plan following the consummation of such Corporate Transaction shall be appropriately adjusted.

(d) The exercisability as incentive stock options under the Federal tax laws of any options accelerated in connection with the Change of Control or Corporate Transaction shall remain subject to the applicable dollar limitation of subsection 2(b) of this Article II.

(e) The grant of options under this Plan shall in no way affect the right of BST to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

4.	CANCELLATION AND NEW GRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having, in the case of an Incentive Option, an option price per share not less than one hundred percent (100%) of such Fair Market Value per share of Common Stock on the new grant date, or, in the case of a Ten Percent Shareholder, not less than one hundred and ten percent (110%) of such Fair Market Value.

5.	EXTENSION OF EXERCISE PERIOD

The Plan Administrator shall have full power and authority to extend (either at the time the option is granted or at any time that the option remains outstanding) the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service, from the limited period set forth in the option agreement, to such greater period of time as the Plan Administrator may deem appropriate under the circumstances. In no event, however, shall such option be exercisable after the specified expiration date of the option term.

ARTICLE III

STOCK ISSUANCE PLAN

1.	TERMS AND CONDITIONS OF STOCK ISSUANCES

Shares of Common Stock shall be issuable under the Stock Issuance Plan through direct and immediate issuances without any intervening stock option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement (“Issuance Agreement”) that complies with the terms and conditions of this Article III.

(a) Issue Price.

(1) Shares may, in the absolute discretion of the Plan Administrator, be issued for consideration with a value less than one-hundred percent (100%) of the Fair Market Value of the issued shares.

(2) Shares shall be issued under the Plan for such consideration as the Plan Administrator shall from time to time determine, provided that in no event shall shares be issued for consideration other than:

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(A) cash or check payable to BST,

(B) a promissory note in favor of BST, which may be subject to cancellation by BST in whole or in part upon such terms and conditions as the Plan Administrator shall specify, or

(C) services rendered.

(b) Vesting Schedule.

(1) In the discretion of the Plan Administrator, the interest of a Participant in the shares of Common Stock issued to such Participant under the Plan may be fully and immediately vested upon issuance or may vest in one or more installments in accordance with the vesting provisions of subsection (b)(4) below. Except as otherwise provided in subsection (b)(2), the Participant may not transfer any issued shares in which such Participant does not have a vested interest. Accordingly, all unvested shares issued under the Plan shall bear the restrictive legend specified in Article IV, Section 1, until such legend is removed in accordance with such section. Regardless of whether or not a Participant’s interest in such shares is vested, such Participant shall be entitled to exercise all the rights of a shareholder with respect to the shares of Common Stock issued to Participant hereunder, including the right to vote such shares and to receive any cash dividends or other distributions paid or made with respect to such shares. Any new, additional or different shares of stock or other property (including money paid other than as a regular cash dividend) that the holder of unvested Common Stock may have the right to receive with respect to such unvested shares by reason of a stock dividend, stock split, reclassification or other change affecting the outstanding Common Stock as a class without BST’s receipt of consideration therefor shall be issued subject to (i) the same vesting requirements under subsection (b)(4) applicable to the unvested Common Stock, and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

(2) As used in this Article III, the term “transfer” shall include (without limitation) any sale, pledge, encumbrance, gift or other disposition of such shares. A Participant shall have the right to make a gift of unvested shares acquired under the Stock Issuance Plan to Participant’s spouse, parents or issue or to a trust established for such spouse, parents or issue, provided the donee of such shares delivers to BST, at the time of such donee’s acquisition of the gifted shares, a written agreement to be bound by all the provisions of the Plan and the Issuance Agreement executed by the Participant.

(3) Should the Participant cease Service for any reason while Participant’s interest in the Common Stock remains unvested, then BST shall have the right to repurchase, at the original purchase price paid by the Participant, all or (at the discretion of BST and with the consent of the Participant) any portion of the shares in which the Participant is not at the time vested, and the Participant shall thereafter cease to have any further shareholder rights with respect to the repurchased shares, and any dividends or distributions made as set forth in subsection (b)(1) above shall be recovered by BST pursuant to the applicable escrow terms.

(4) Any shares of Common Stock issued under the Stock Issuance Plan that are not vested at the time of such issuance shall vest in one or more installments thereafter. The elements of the vesting schedule, specifically, the performance or service objectives to be completed or achieved, the number of installments in which the shares are to vest, the interval or intervals (if any) that are to lapse between installments and the effect that death, Permanent Disability or other event designated by the Plan Administrator is to have upon the vesting schedule, shall be determined by the Plan Administrator and specified in the Issuance Agreement.

(5) In its discretion, the Plan Administrator may elect not to exercise, in whole or in part, its repurchase rights with respect to any unvested Common Stock or other assets that would otherwise at the time be subject to repurchase pursuant to the provisions of subsection (b)(3) above. Where such election has been expressly made by the Plan Administrator, such election shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the election applies.

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(6) No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until, in the opinion of counsel for BST (or its successor in the event of any Corporate Transaction), there shall have been compliance with all applicable requirements of Federal and state law or of any regulatory bodies having jurisdiction over such issuance and delivery, and any securities exchange on which stock of the same class is then listed.

(7) In lieu of immediately exercisable options, the Plan Administrator may award installment options that vest in one or more installments before they may be exercised. Such installment options may be used to purchase shares for the amounts permitted by the portions of those installment options that have vested. Since installment options must vest before exercise, shares purchased under vested installment options are fully vested at the time of receipt.

(c) Right of First Refusal. The Plan Administrator may also in its discretion establish as a term and condition of the issuance of one or more shares of Common Stock under the Stock Issuance Plan that BST shall have a right of first refusal with respect to any proposed disposition by the Participant (or any successor in interest by reason of purchase, gift or other mode of transfer) of one or more shares of such Common Stock. Such right of first refusal shall be exercisable by BST (or its assignees) in accordance with the terms and conditions specified in the instrument evidencing such right.

2.	CORPORATE TRANSACTION

Upon the occurrence of a Corporate Transaction, the Plan Administrator, in its discretion, may (i) terminate all or any outstanding repurchase rights under this Article III of the Plan and thereby cause the shares subject to such rights to vest immediately in full, (ii) arrange for all or any of the repurchase rights to be assigned to the successor of BST (or parent thereof) in connection with the Corporate Transaction or (iii) exercise BST’s right to repurchase any unvested shares contemporaneously with the consummation of the Corporate Transaction if such right is provided in the Issuance Agreement pursuant to which such unvested shares were issued.

ARTICLE IV

MISCELLANEOUS

1.	STOCK LEGENDS.

Each certificate representing shares of Common Stock (or other securities) issued pursuant to the Plan shall bear restrictive legends substantially as follows:

(1)	“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. The shares may not be sold, offered for sale, pledged or hypothecated without (i) an effective registration statement for the shares under said Act and laws, (ii) an opinion of counsel satisfactory to BST that such registration is not required with respect to such sale or offer, or (iii) BST is otherwise satisfied, in its sole discretion, that such registration is not required.”

(2)	“This certificate and the shares represented hereby may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of written agreements between BST and the registered holder of the shares (or the predecessor in interest to the shares). Upon written request, BST will furnish without charge a copy of such agreements to the holder hereof.”

2.	LOANS

(a) The Plan Administrator, in its discretion, may assist any Optionee or Participant (including an Optionee or Participant who is an officer or director of BST) in the exercise of one or more options granted to such Optionee under the Article II Option Grant Plan or the purchase of one or more shares issued to such Participant under the Article III Stock Issuance Plan, including the satisfaction of any Federal and state income and employment tax obligations arising therefrom, by:

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(1) authorizing the extension of a loan from BST to such Optionee or Participant, or

(2) permitting the Optionee or Participant to pay the option price or purchase price for the purchased Common Stock in installments over a period of years.

(b) The terms of any loan or installment method of payment (including the interest rate and terms of repayment applicable thereto) shall be established by the Plan Administrator. Loans or installment payments shall be secured by a pledge to BST the purchased shares of Common Stock, but such arrangements otherwise may be made with or without other security or collateral; provided, that any loan made to a consultant or other non-employee advisor must be secured by property other than the purchased shares of Common Stock. In all events the maximum credit available to each Optionee or Participant may not exceed the sum of (i) the aggregate option price or purchase price payable for the purchased shares (less the par value of such shares rounded up to the nearest whole cent) plus (ii) any Federal and/or state income and employment tax liability incurred by the Optionee or Participant in connection with such exercise or purchase.

(c) The Plan Administrator, in its discretion, may determine that one or more loans extended under the financial assistance plan shall be subject to forgiveness by BST in whole or in part upon such terms and conditions as the Board deems appropriate.

3.	AMENDMENT OF THE PLAN AND AWARDS

(a) The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, that no such amendment or modification shall adversely affect the rights and obligations of an Optionee with respect to options at the time outstanding under the Plan, nor adversely affect the rights of any Participant with respect to Common Stock issued under the Plan prior to such action, unless the Optionee or Participant consents to such amendment. In addition, the Board shall not, without the approval of BST’s shareholders, amend the Plan to (i) materially increase the maximum number of shares issuable under the Plan (except for permissible adjustments under Article I, Section 5(c)), (ii) materially increase the benefits accruing to individuals who participate in the Plan, or (iii) materially modify the eligibility requirements for participation in the Plan.

(b) Options to purchase shares of Common Stock may be granted under the Option Grant Plan and shares of Common Stock may be issued under the Stock Issuance Plan, which in both instances are in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under the Option Grant Plan or the Stock Issuance Plan are held in escrow until BST’s shareholders approve an amendment that sufficiently increases the number of shares of Common Stock available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the initial excess stock option grants or direct stock issuances are made, then any unexercised options representing such excess shall terminate and cease to be exercisable and BST shall promptly refund to the Optionees and Participants the option or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) thereon for the period the shares were held in escrow.

4.	EFFECTIVE DATE AND TERM OF PLAN

(a) The Plan shall become effective when adopted by the Board, but no option granted under the Plan shall become exercisable, and no shares shall be issuable under the Stock Issuance Plan, unless and until the Plan shall have been approved by BST’s shareholders. If such shareholder approval is not obtained within twelve (12) months after the date of the Board’s adoption of the Plan, then all options previously granted under the Plan shall terminate, and no further options shall be granted and no shares shall be issued under the Stock Issuance Plan. Subject to such limitation, the Plan Administrator may grant options under the Plan at any time after the effective date and before the date fixed herein for termination of the Plan.

(b) The Plan shall terminate upon the earlier of (i) ten years after the adoption of the Plan or (ii) the date on which all shares available for issuance under the Plan have been issued or canceled pursuant to the exercise of options granted under Article II or the issuance of shares under Article III. If the date of termination is determined under clause (i) above, then no options outstanding on such date under Article II and no shares issued and outstanding on such date under Article III shall be affected by the termination of the Plan, and such securities shall thereafter continue to have force and effect in accordance with the provisions of the Plan and the stock option agreements evidencing such Article II options and the stock purchase agreements evidencing the issuance of such Article III shares.

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5.	USE OF PROCEEDS

Any cash proceeds received by BST from the issuance of shares of Common Stock under the Plan shall be used for general corporate purposes.

6.	WITHHOLDING

BST’s obligation to deliver shares upon the exercise of any options granted under Article II or upon the purchase of any shares issued under Article III shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

7.	REGULATORY APPROVALS

The implementation of the Plan, the granting of any options under the Option Grant Plan, the issuance of any shares under the Stock Issuance Plan, and the issuance of Common Stock upon the exercise of the option grants made hereunder shall be subject to BST’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

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